EXHIBIT 4.2(a)

AMENDMENT NO. 1

TO SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Second Amended and Restated Registration Rights Agreement, dated May 13, 2005 (this “Amendment”), by and among Reliant Pharmaceuticals, Inc., a Delaware corporation (successor in interest to Reliant Pharmaceuticals, LLC) (the “Corporation”), and the holders of Registrable Securities signatory to the Original Agreement (as defined below).

RECITALS

WHEREAS, the Corporation and certain stockholders of the Corporation are parties to a Second Amended and Restated Registration Rights Agreement, dated as of September 25, 2003, (the “Original Agreement”), which sets forth certain rights and obligations with respect to the registration of the Corporation’s equity securities; and

WHEREAS, in accordance with the requirements of Section 11.3 of the Original Agreement, the parties wish to amend certain defined terms in the Original Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Original Agreement, except as amended hereby.

2.                                       Amendment to Section 1 – Definitions.

(a)                                  The following defined terms are hereby added to in Section 1 of the Original Agreement:

“Common Stock” means the common stock of the Company.

“Stockholders’ Agreement” means the Stockholders’ Agreement of the Company, dated as of April 1, 2004, between the Corporation and its stockholders as the same shall be amended from time to time.

(b)                                 The following defined terms are hereby deleted in Section 1 of the Original Agreement:

(i) “Common Units”; and

(ii) “ Operating Agreement”.

Any and all references to the “Operating Agreement” in the Original Agreement are hereby replaced with “Stockholders’ Agreement” and any and all references to “Transferee” (as defined in Article IX of the Operating Agreement) in the Original Agreement are hereby replaced with “transferee” as such term is used in Section 8 the Stockholders’ Agreement.

(c)                                  The following defined terms in Section 1 of the Original Agreement are hereby deleted, and amended and restated in their entirety to read as follows:

“Registrable Securities” means at any time, any of the following owned by any equity holder of the Company party to this Agreement: (i) any common equity securities of the Company issuable upon conversion or exchange of the Preferred Units, or issuable or issued upon conversion or exchange of other equity securities of the Company into which the Preferred Units shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion then outstanding which are then owned by any stockholder, including any other Person who is a permitted transferee of such holder under the terms of the Stockholders’ Agreement; (ii) any common equity securities of the Company then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other equity securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of any equity securities referred to in (i) of this definition; (iii) any common equity securities of the Company then issuable directly or indirectly upon the conversion, exchange or exercise of other equity securities which were issued as a dividend or other distribution with respect to or in replacement of any equity securities referred to in clause (i) of this definition and (iv) any common equity securities of the Company issued upon the exercise of the Warrants and any other common equity securities which were issued as a dividend or other distribution with respect to or in replacement of any equity securities issued upon exercise of the Warrants; provided, however, that Registrable Securities shall not include any equity securities which have been registered pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 of the Commission under the Securities Act.

“Warrants” means (a) the Common Unit Purchase Warrant, dated July 6, 2000, issued by the Company to The Bay City Capital Fund II, L.P. for the purchase of up to 2,181,016 Class One Common Units (which warrant was exercised in full on July 24, 2000); (b) the Common Stock Purchase Warrant, dated effective December 18, 2001, issued by the Company to PharmBay Investors, L.L.C. for the purchase of up to 416,667 shares of Common Stock; (c) the Common Stock Purchase Warrant, dated effective December 18, 2001, issued by the Company to The Bay City Capital Fund III, L.P. for the purchase of up to 399,209 shares of Common Stock; (d) the Common Stock Purchase Warrant, dated effective December 18, 2001, issued by the Company to Bay City Capital Fund III Coinvestment Fund, L.P. for the purchase of up to 17,458 shares of Common Stock; (e) the Common Stock Purchase Warrants issued by the Company in connection with that certain Third-Lien Credit and Guaranty Agreement, dated as of April 13, 2005, among the Company, certain subsidiaries of the Company, various lenders, and Goldman Sachs Credit Partners, L.P. (the “Third-Lien Credit Agreement”); and/or (f) additional common stock purchase warrants which made be issued by the

Company in connection with that certain Letter Agreement, dated April 13, 2005, among the Company and the lenders party to the Third-Lien Credit Agreement.

3.                                       No Other Amendments; Entire Agreement. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect as written. The Original Agreement (as amended hereby) and the applicable subscription, purchase, option, restricted stock and other agreements and the Stockholders’ Agreement (and any other agreements contemplated hereby or thereby) among the Corporation and any holder of Registrable Securities party hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof. All references in the Original Agreement to “this Agreement,” “herein,” “hereof,” “hereby” and words of similar import shall refer to the Original Agreement as amended hereby.

4.                                       Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware without regard to the conflicts of law principles thereof.

5.                                       Consent to Jurisdiction/Waiver of Jury Trial. Except as otherwise provided in the Original Agreement, any controversy or dispute arising out of this Amendment, interpretation of any of the provisions hereof, or the action of any party hereunder shall be subject to the provisions of Sections 11.8 (Consent to Jurisdiction) and 11.9 (Waiver of Jury Trial) of the Original Agreement.

6.                                       Successors and Assigns. Subject to the other provisions hereof, the provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.                                       Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

8.                                       Descriptive Headings. The descriptive headings in this Amendment are included for convenience or reference only and shall be ignored in the construction or interpretation hereof.

9.                                      Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first above written.

THE CORPORATION:

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Second Amended and Restated

Registration Rights Agreement]